EXHIBIT 10.2

AGREEMENT

This Agreement (the “Agreement”), which is effective as of March 31, 2008, is entered into by and between Henry B. Barron, Jr. (the “Executive”) and Duke Energy Corporation, together with its subsidiaries and/or affiliated entities, predecessors, successors or assigns to the foregoing (individually and collectively, “Duke Energy”), with the mutual exchange of promises as consideration (collectively, the “Parties”).

Recitals

WHEREAS, the Executive retired on March 31, 2008 (the “Retirement Date”) at which time his employment with Duke Energy terminated;

WHEREAS, in connection with the Executive’s retirement, Duke Energy is willing to provide certain consideration to the Executive, provided that the Executive (i) executes this Agreement, and (ii) upon presentation by Duke Energy, executes and does not timely revoke a waiver and release, in the form attached to this Agreement as Exhibit A (the “Release”), of all claims that the Executive might assert against Duke Energy and certain other entities and individuals as set forth therein; and

WHEREAS, the Parties have agreed to enter into this Agreement, which has been specifically negotiated between the Executive and Duke Energy.

NOW, THEREFORE, Duke Energy and the Executive enter into the following Agreement:

1. Duke Energy’s Waiver. Duke Energy agrees to waive its right to enforce the non-compete provisions and the dividend repayment obligations contained in the equity awards granted to the Executive under the Duke Energy Corporation 1998 Long-Term Incentive Plan and the Duke Energy Corporation 2006 Long-Term Incentive Plan (the “Equity Grants”).

2. Executive’s Waiver of Claims. The Executive agrees to waive all claims that the Executive might assert against Duke Energy and certain other entities and individuals by executing a waiver in the form of the Release upon Duke Energy’s provision of such document.

3. Breach of This Agreement or the Release of Claims. In the event the Executive breaches the terms of this Agreement, fails to execute the Release, revokes his execution of the Release or brings a claim waived in the Release, Duke Energy’s waiver of its right to enforce the non-compete and the dividend repayment obligations contained in the Equity Awards shall be null and void and the Executive will be required to immediately repay Duke Energy the $115,600 of dividends paid in connection with the restricted stock award granted to the Executive on February 1, 2006. In the event that Duke Energy breaches its obligations under this Agreement, any future obligation of the Executive for the repayment of the above-mentioned dividends shall be null and void.

4. Restrictive Covenants.

a. Non-Solicitation. The Executive agrees that during the period beginning on the Retirement Date and ending on April 4, 2011 (the “Restriction Period”), he will not in any manner, directly or indirectly, induce or attempt to induce any employee of Duke Energy to quit or abandon his or her employment with Duke Energy. This restriction is not intended to prohibit the Executive’s future employer(s) from hiring, or the Executive from participating in the hiring of, any Duke Energy employees who respond to or apply for posted or advertised openings with Executive’s future employer(s), or who independently pursue opportunities with the Executive’s future employer(s).

b. Non-Disparagement. Except as required by subpoena or other legal process (in which event the Executive will give the Chief Legal Officer of Duke Energy Corporation prompt notice of such subpoena or other legal process in order to permit Duke Energy or any affected individual to seek appropriate protective orders), the Executive further agrees that he will refrain from publishing or providing any oral or written statements about Duke Energy, about any program or policy or initiative of Duke Energy, or about any individual who, at anytime during the period January 1, 2005 through the Retirement Date, served as an executive officer (i.e., an officer subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended) and/or a member of the Board of Directors of Duke Energy Corporation or its predecessors relating to the performance of any such individual of his or her duties for Duke Energy or anything about him or her personally, which could impact his or her reputation or standing in the community, that are disparaging, slanderous, libelous or defamatory, or that constitute a misappropriation of the name or likeness of any above-mentioned party. Within 30 days of receipt of a written request from the Executive, Duke Energy agrees to provide the Executive with a list of the current and former executive officers and/or members of the Board of Directors of Duke Energy Corporation or its predecessors that are covered by the non-disparagement covenant set forth in the immediately preceding sentence. Similarly, except as required by subpoena or other legal process (in which event Duke Energy will give the Executive prompt notice of such subpoena or other legal process in order to permit Executive to seek appropriate protective orders), Duke Energy further agrees that it will not publish or make any oral or written statements about the Executive regarding the performance of his duties as a Duke Energy employee or otherwise regarding his employment with Duke Energy, or anything about him or his family personally, which could impact his reputation or standing in the community, that are disparaging, slanderous, libelous or defamatory, or that constitute a misappropriation of the name or likeness of the Executive. In the event that Duke Energy breaches this covenant, the Executive has the right to respond to those statements and/or defend himself as necessary and appropriate. In the event that the Executive breaches this covenant, Duke Energy has the right to respond to respond to those statements and/or defend itself as necessary and appropriate.

5. Nondisclosure of Confidential Information. The Executive acknowledges that the information, observations and data obtained by him while employed by Duke Energy concerning the business or affairs of Duke Energy (unless and except to the extent the foregoing become generally known to or available for use by other members of the nuclear power industry other than as a result of the Executive’s acts or omissions to act) (hereinafter defined as “Confidential Information”) are the property of Duke Energy and he was and is prohibited from using, disclosing or misappropriating (on behalf of himself or any other person or entity) such Confidential Information during and after the separation of his employment from Duke Energy. For purposes of clarity, the fact of, or any information regarding any investigation undertaken by Duke Energy or completed on Duke Energy’s behalf regarding Duke Energy’s business or the conduct of Duke Energy’s business relating to legal, compliance, or risk management issues shall be deemed Confidential Information unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act. Therefore, the Executive agrees that he shall not use or disclose any Confidential Information without the prior written consent of the Chief Legal Officer or the Chief Executive Officer of Duke Energy Corporation (which may be withheld for any reason or no reason) unless and except to the extent that such disclosure is required by any subpoena or other legal process (in which event the Executive will give the Chief Legal Officer of Duke Energy Corporation prompt notice of such subpoena or other legal process in order to permit Duke Energy to seek appropriate protective orders). The Executive’s obligations under this Section 5 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to Duke Energy under general legal or equitable principles, and federal, state or local law. The Parties acknowledge and agree that, notwithstanding any other provision of this Agreement, Executive remains free to report or otherwise communicate any nuclear safety concern, any work place safety concern, or any public safety concern to the Nuclear Regulatory Commission, United States Department of Labor or any other appropriate federal or state government agency.

6. Intellectual Property. The Executive acknowledges that any and all writing, documents, inventions (whether or not patentable), discoveries, trade secrets, computer programs or instructions (whether in source code, object code, or any other form), algorithms, formulae, plans, customer lists, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, and/or techniques (whether reduced to written form or otherwise) that the Executive made, conceived, discovered or developed either solely or jointly with any other person, at any time during the term of his employment, whether during working hours or at Duke Energy’s facilities or at any other time or location, and whether upon the request or suggestion of Duke Energy or otherwise, that relate to or are useful in any way in connection with any business carried on by Duke

Energy (collectively, “Intellectual Work Product”) will be the sole and exclusive property of Duke Energy. The Executive will promptly and fully disclose all Intellectual Work Product to Duke Energy. Any Intellectual Work Product not generally known to or available for use by the other members of the nuclear power industry shall be considered to be Confidential Information as defined herein. The Executive acknowledges that all Intellectual Work Product that is copyrightable will be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Work Product may not be considered a work made for hire under the applicable provisions of the Copyright Law, or to the extent that, notwithstanding the foregoing provisions, the Executive may retain an interest in any Intellectual Work Product that is not copyrightable, the Executive hereby irrevocably assigns and transfers to Duke Energy any and all right, title, or interest that the Executive may have in the Intellectual Work Product under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. Duke Energy will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets and trademarks with respect thereto. At the sole request and expense of Duke Energy, the Executive will assist Duke Energy in acquiring and maintaining copyright, patent, trade secret and trademark protection upon, and confirming its title to, such Intellectual Work Product. The Executive’s assistance will include signing all applications for copyright and patent applications and other papers, cooperating in legal proceedings and taking any other steps considered desirable by Duke Energy. The Executive and Duke Energy are not aware of any Intellectual Work Product developed by Executive while employed by Duke Energy, either alone or in conjunction with other Duke Energy employees or agents. Duke Energy acknowledges and agrees that this Section 6 does not apply to intellectual property developed by the Executive after the Retirement Date.

7. Acknowledgement. Executive acknowledges and agrees that his obligations under this Agreement are in addition to, and not in limitation of or preemption of, (a) all other obligations of confidentiality and/or otherwise which Executive may have to Duke Energy as Executive’s employer and/or former employer, and (b) all rights and/or protections afforded Duke Energy as Executive’s employer and/or former employer, under general legal or equitable principles, and federal, state or local law, including, but not limited to, the North Carolina Trade Secrets Protection Act.

8. Adequate Consideration. The Executive agrees that the benefits described in this Agreement constitute good, valuable and sufficient consideration and exceed in kind and scope that to which the Executive would otherwise have been legally entitled.

9. Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of North Carolina, without reference to conflicts of law principles thereof.

10. Severability. It is understood by Executive and Duke Energy that if any part of this Agreement is held by a court to be invalid, the remaining portions shall not be affected.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, effective as of the date first written above.

DUKE ENERGY CORPORATION		EXECUTIVE

By:	Marc E. Manly	Henry B. Barron, Jr.
Its:	Group Executive and Chief Legal Officer

EXHIBIT A

IMPORTANT NOTICE-READ BEFORE SIGNING RELEASE OF CLAIMS

Before signing the Release in order to receive severance benefits, you should be aware that a proposed class action is pending in federal district court in South Carolina. It alleges violations of the Age Discrimination in Employment Act and the Employee Retirement Income Security Act (“ERISA”) arising out of the conversion of the Duke Power Company Employees’ Retirement Plan into the Duke Power Company Retirement Cash Balance Plan and the administration of the Duke Energy Cash Balance Retirement Plan. The plaintiffs seek to represent a proposed class defined as “all present and/or former employees of Duke Energy who participated in the Duke Energy Retirement Cash Balance Plan on or after January 1, 1997.” The case is entitled George et al. v. Duke Energy Cash Balance Retirement Plan and Duke Energy Corporation, Case No. 806-cv-00373-HFF (“George”). Please note that if you sign and do not revoke the Release within the specified time, the Company will take the position as specified in paragraph 7 of the Release that you have waived your potential claims and damages in that lawsuit. THE COMPANY STRONGLY ADVISES YOU TO CONSULT LEGAL COUNSEL BEFORE SIGNING THE RELEASE. The lawyers who filed the class action are as follows:

James R. Gilreath
William M. Hogan
THE GILREATH LAW FIRM, P.A.
110 Lavinia Avenue P. O. Box 2147 Greenville, SC 29602
(864) 242-4727

Charles W. Whetstone, Jr.
Cheryl F. Perkins WHETSTONE MYERS PERKINS & YOUNG LLC
1303 Blanding Street (29201) P. O. Box 8086 Columbia, SC 20202
(893) 799-9400

Mona Lisa Wallace
WALLACE & GRAHAM, P.A.
525 North Main Street Salisbury, North Carolina 28144
(704) 633-5244

EXHIBIT A

Carl F. Muller
Andrew B. Cogburn
Wallace Lightsey
WYCHE, BURGESS, FREEMAN & PARHAM, P.A.
44 East Camperdown Way Greenville, SC 29601
(864) 242-8200

A. Hoyt Rowell, III
Daniel O. Myers
T. Christopher Tuck
Robert S. Wood
RICHARDSON, PATRICK WESTBROOK & BRICKMAN, LLC
P.O. Box 1007 Mt. Pleasant, SC 29465
(843) 727-6500

EXHIBIT A

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (the “Release”) is executed and delivered by Henry B. Barron, Jr. (the “Executive”) to DUKE ENERGY CORPORATION (together with its Affiliates and any successors thereto, the “Company”). The term “Company” in this Release also includes any employee benefit plan established or maintained by Duke Energy Corporation or any of its Affiliates, and any administrator, trustee, fiduciary or service provider of any such plan).

In consideration of the agreement by the Company to waive certain rights as set forth in the agreement between Executive and the Company dated March 31, 2008 (the “Agreement”), which the Executive acknowledges is consideration to which he would not otherwise be entitled, the Executive hereby agrees as follows:

Section 1. Release and Covenant. The Executive, of his own free will, voluntarily and unconditionally releases and forever discharges the Company, its subsidiaries, parents, affiliates, their directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with the Company) (the “Company Releasees”) from any and all past or present causes of action, suits, agreements or other claims which the Executive, his dependents, relatives, heirs, executors, administrators, successors and assigns has or may hereafter have from the beginning of time to the date hereof against the Company or the Company Releasees upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any matters arising out of his employment by the Company and the cessation of said employment, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990 and any other federal, state or local law, regulation or ordinance, or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment. This Release shall not, however, constitute a waiver of any of the Executive’s rights under the Agreement nor a waiver of any claims that might arise after the date the Release is signed.

Section 2. Due Care. The Executive acknowledges that he has received a copy of this Release prior to its execution and has been advised hereby of his opportunity to review and consider this Release for 21 days prior to its execution. The Executive further acknowledges that he has been advised hereby to consult with an attorney prior to executing this Release. The Executive enters into this Release having freely and knowingly elected, after due consideration, to execute this Release and to fulfill the promises set forth herein. This Release shall be revocable by the Executive during the 7-day period following its execution, and shall not become effective or enforceable until the expiration of such 7-day period. In the event of such a revocation, the Executive shall not be entitled to the consideration for this Release set forth above.

EXHIBIT A

Section 3. Nonassignment of Claims; Proceedings. The Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim which the Executive may have against the Company or any of the Company Releasees. The Executive represents that he has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees arising out of or relating to any of the matters set forth in this Release. The Executive further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees for any of the matters set forth in this Release.

Section 4. Reliance by Employee. The Executive acknowledges that, in his decision to enter into this Release, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of the Company or any of the Company Releasees, except as set forth in this Release and the Letter Agreement.

Section 5. Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any of the Company Releasees.

Section 6. Communication of Safety Concerns. Notwithstanding any other provision of this Release and the Agreement, the Executive remains free to report any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern, or any public safety concern to the United States Nuclear Regulatory Commission, the United States Department of Labor, or any other federal or state governmental agency. Further, nothing in this Release or the Agreement prohibits the Executive from participating in any way in any state or federal administrative, judicial or legislative proceeding or investigation or filing a charge of discrimination with an administrative agency, provided, however, that should an agency pursue any claims on the Executive’s behalf, by signing and not revoking this Release the Executive has waived his right to any recovery, monetary or otherwise. Should the Executive receive a subpoena in connection with any federal or state administrative, judicial, or legislative proceeding involving the Company, the Executive shall, if permitted by law, provide the Company with notice of the subpoena, including a copy of the subpoena, with twenty-four (24) hours of receipt of the subpoena. The notice shall be provided to Duke Energy Corporation’s Chief Legal Officer.

Section 7. Cash Balance Litigation. Executive may or may not know that a class action lawsuit was commenced on February 6, 2006. Here is the caption of that case: Kenneth Walton George, Dennis Reed Bowen, Clyde Freeman, George Moyers, Jim Matthews, and Henry Miller, on their own behalf and on behalf of a class of persons similarly situated v. Duke Energy Retirement Cash

EXHIBIT A

Balance Plan and Duke Energy Corporation, Case No. 8:06-cv-00373-HFF, pending in the United States District Court for the District of South Carolina. This paragraph deals with that lawsuit, and any lawsuit asserting similar claims (the “Cash Balance Plan Litigation”). The Cash Balance Plan Litigation seeks additional benefits under the Duke Energy Retirement Cash Balance Plan (the “Cash Balance Plan”), and other relief. The Company and the Cash Balance Plan intend to defend themselves vigorously in the Cash Balance Plan Litigation and take the position that no damages should result from the litigation. Executive should consider the Cash Balance Plan Litigation in connection with this Release, because the Company and the Cash Balance Plan will take the position that this Release completely releases Executive’s rights in the Cash Balance Plan Litigation. Executive is free to consult with counsel representing the plaintiff class in the Cash Balance Plan Litigation, whose names and addresses are attached. Executive may, of course, contact any other lawyer. Executive is encouraged to discuss this matter with the lawyer of his or his own choosing.

Section 8. Governing Law. This Release shall be interpreted, construed and governed according to the laws of the State of North Carolina, without reference to conflicts of law principles thereof.

Section 9. Severability. It is understood by Executive and the Company that if any part of this Release of claims is held by a court to be invalid, the remaining portions shall not be affected.

This RELEASE is executed by the Executive and delivered to the Company on                                         .

Henry B. Barron, Jr.